FRESH DEL MONTE PRODUCE INC.

DESCRIPTION OF SECURITIES

As of December 27, 2019, the ordinary shares of Fresh Del Monte Produce Inc. (“we,” “us,” “our” or the “Company”) were the Company’s only class of securities registered under Section 12(b) of the Securities Exchange Act of 1934, as amended.

The following description of our securities is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our memorandum and articles of association (each, as amended), which we refer to as our charter, each of which is incorporated by reference as an exhibit to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission of which this Exhibit is a part. We encourage you to read our charter and the applicable provisions of the Companies Law (as revised) of the Cayman Islands, which we refer to as the Companies Law, for additional information.

Ordinary Shares
Our charter authorizes us to issue an aggregate of 200,000,000 ordinary shares with a par value of $0.01 per share. Of those 200,000,000 authorized ordinary shares, we had 48,442,296 shares issued and outstanding as of December 27, 2019. We may not call for any further capital from any holder of ordinary shares. Under Cayman Islands law, non-residents of the Cayman Islands may freely hold, vote or transfer ordinary shares, subject to the provisions of the Companies Law and our charter. No Cayman Islands laws or regulations restrict or affect the payment of dividends, interests and other payments to non-resident holders of ordinary shares. There is no reciprocal tax treaty between the Cayman Islands and the United States regarding tax withholding.
Our ordinary shares carry no preemptive or other subscription rights to purchase ordinary shares of the Company and is not convertible, redeemable or assessable or entitled to the benefits of any sinking fund. Our ordinary shares are listed on the New York Stock Exchange under the symbol “FDP.”
Some provisions of our charter may have the effect of delaying, deterring or preventing a change in control not approved by our board of directors.
Dividends
The holders of the ordinary shares are entitled to receive, when, and if declared and paid out of legally available funds, dividends in cash or in specie. We may in a general meeting declare dividends but no dividend shall exceed the amount recommended by the directors. The directors may from time to time pay to the shareholders such dividends as appear to the directors to be justified by our profits. Subject to the rights of any persons entitled to shares with special rights to dividends, dividends declared on the ordinary shares will be paid ratably in proportion to the number of ordinary shares held by the holders of the ordinary shares.
Liquidation
In the case of our voluntary or involuntary liquidation, dissolution or winding-up, after payment of our creditors, our remaining assets and funds available for distribution will be divided among our shareholders and any distribution to the holders of ordinary shares will be paid ratably to the holders of the ordinary shares, subject to the rights of any preference shareholders.
Voting
Except as provided by statute or our charter, holders of the ordinary shares have the sole right and power to vote on all matters on which a vote of our shareholders is to be taken. At every meeting of the shareholders, all resolutions of the meeting shall be decided by poll and each holder of shares present in person or by proxy is entitled to cast one vote for each share (which entitles the holder thereof to vote) standing in his or her name as of the record date for the vote.
Directors
The holders of the ordinary shares are entitled, at any general meeting called for such purpose, by a majority vote of those present and entitled to vote thereon, voting as a single class, to elect and remove directors to and from our board of directors.

Preferred Shares
Our charter authorizes the issue of 50,000,000 preferred shares with a par value of $0.01 per share. Our board of directors may, from time to time, direct the allotment and disposal of preferred shares and may, at the time of issue, determine the rights, privileges and preferences of such shares. Satisfaction of any dividend preferences of outstanding preferred shares may reduce the amount of funds available for the payment of dividends on ordinary shares. Holders of preferred shares may be entitled to receive a preference payment in the event of our liquidation, dissolution or winding-up before any payment is made to the holders of ordinary shares. Holders of preferred shares may also be granted special voting rights. In some circumstances, the issue of preferred shares may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. There are currently no preferred shares outstanding.
Selected Provisions of our Charter
Our charter provides for our board of directors to be divided into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of the board of directors will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting shares from obtaining control of the board of directors until the second annual shareholders’ meeting following the date the acquiror obtains the controlling share interest. The classified board provision may have the effect of discouraging a potential acquiror from making an unsolicited tender offer or otherwise attempting to obtain control of us and to increase the likelihood that incumbent directors will retain their positions.
Our charter provides that shareholder action can be taken only at a general meeting of shareholders and cannot be taken by written consent in lieu of a meeting. Our charter provides that, except as otherwise required by law at any time there are no directors of the Company, general meetings of the shareholders may only be called pursuant to a resolution adopted by a majority of the board of directors or by the chairman of the board. Shareholders will not be permitted to call a general meeting or to require the board of directors to call a general meeting.
Our charter establishes an advance notice procedure for shareholder proposals to be brought before a general meeting of our shareholders, including proposed nominations of persons for election to the board of directors. Under our charter, shareholders must submit such proposals by delivering, by hand or by registered post, a notice setting out the precise language of any such proposal, together with a certificate certifying that such shareholder was a shareholder at the close of business on the relevant record date, to the directors in care of the secretary, Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida 33134. The directors must receive such notice not later than 80 and not earlier than 100 days prior to the meeting or within 10 days of the relevant record date if such record date has not been set or falls after that period of time.
Our charter provides that shareholders at a general meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting (i) by or at the direction of the board of directors, or (ii) by a shareholder who was a shareholder of record on the record date for the meeting and who has given the directors timely written notice, in proper form, of the shareholder’s intention to bring that business before the meeting. Our charter does not give the board of directors the power to approve or disapprove shareholder nominations of candidates or proposals regarding other business to be conducted at a general meeting. Our charter, however, may have the effect of precluding the conduct of some business at a meeting if the proper procedures are not followed. Our charter may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.
Under Cayman Islands law, the affirmative vote of holders of at least two-thirds of the total votes eligible and actually cast at our general meeting is required to amend, alter, change or repeal provisions of our charter. This requirement of a special resolution to approve such actions to our charter could enable a minority of our shareholders to exercise veto power over any such action to our charter.
Limitations on Liability and Indemnification of Officers and Directors
Our charter limits the liability of directors and provides that we will indemnify our directors and officers, in each case, as permitted by Cayman Islands law.

Registration Rights Agreement

In connection with our initial public offering, on October 15, 1997, we entered into a registration rights agreement with FG Holdings, an entity controlled by the Abu-Ghazaleh family (the “Registration Rights Agreement”). The ordinary shares held by the Abu-Ghazaleh family are subject to the Registration Rights Agreement. Under the Registration Rights Agreement, the holders of a majority of the registrable securities may request one demand registration per year (except in certain circumstances). In addition, if we register additional ordinary shares for sale to the public, we must give notice of the registration to such family members and, subject to certain limitations, include ordinary shares held by them in the registration. The rights under the Registration Rights Agreement will terminate for a shareholder once that shareholder or its affiliates cease to own at least 5% of our outstanding ordinary shares.